EXHIBIT 5.1

February 10, 2006

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

Re:	Registration Statement on Form S-3 for TranSwitch Corporation (the “Company”)

Ladies and Gentlemen:

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the resale to the public of up to 2,378,185 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), by certain stockholders of the Company.

We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Agreement and Plan of Merger by and Among the Company, Mysticom, Ltd., an Israeli corporation (“Mysticom”) and the other parties thereto, dated December 6, 2005, the Registration Rights Agreement by and among the Company and certain Mysticom stockholders, dated January 30, 2006, the Restated Certificate of Incorporation, as amended and By-Laws, as amended of the Company, and certain resolutions of the Board of Directors of the Company for the purpose of rendering this opinion (collectively, the “Documents”).

In connection with our opinion expressed below, we have assumed that, at or before the time of any resale of the Shares pursuant to the Registration Statement, the Registration Statement will have been declared effective under the Securities Act and the effectiveness thereof will not have been suspended, and that there will not have occurred any change in law affecting the validity of the issuance of such Shares or their status as fully paid and nonassessable.

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Brown Rudnick Berlack Israels LLP